                                                                   EXHIBIT 10.29
                                                                  EXECUTION COPY

                                SUPPLY AGREEMENT

                                 by and between

                      NASTECH PHARMACEUTICAL COMPANY, INC.,
                             a Delaware corporation,

                                       and

                         QUESTCOR PHARMACEUTICALS, INC.,
                            a California corporation

                            Dated as of June 17, 2003


                                Table of Contents

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ARTICLE I                  DEFINITIONS......................................................................     2
     SECTION 1.1           Definitions......................................................................     2

ARTICLE II                 PURCHASE AND SALE OF PRODUCTS....................................................     6
     SECTION 2.1           Agreement to Purchase and Sell Products..........................................     6

ARTICLE III                FORECASTS AND VOLUME LIMITATIONS; CERTAIN COVENANTS..............................     6
     SECTION 3.1           Forecasts........................................................................     6
     SECTION 3.2           Firm Orders......................................................................     7
     SECTION 3.3           Delivery Obligations.............................................................     7
     SECTION 3.4           Firm Order Quantities............................................................     7
     SECTION 3.5           Manufacturing Delays.............................................................     7
     SECTION 3.6           Orders...........................................................................     7
     SECTION 3.7           Shelf Life.......................................................................     7
     SECTION 3.8           Quality Assurance; Quality Control...............................................     7
     SECTION 3.9           Buyer's Technical Representative.................................................     8
     SECTION 3.10          Communications Regarding Product.................................................     8
     SECTION 3.11          Product Modification.............................................................     8
     SECTION 3.12          Order Quantities.................................................................     9

ARTICLE IV                 SHIPMENT AND PAYMENT.............................................................     9
     SECTION 4.1           Shipment.........................................................................     9
     SECTION 4.2           Prices...........................................................................     9
     SECTION 4.3           Manner of Payments...............................................................     9
     SECTION 4.4           Taxes............................................................................     9
     SECTION 4.5           Interest on Late Payments........................................................     9
     SECTION 4.6           Disputes as to Payments..........................................................     9
     SECTION 4.7           No Excuse........................................................................    10

ARTICLE V                  ARTWORK AND TRADEMARKS...........................................................    10
     SECTION 5.1           Artwork..........................................................................    10
     SECTION 5.2           Use of Name......................................................................    10

ARTICLE VI                 CONFIDENTIALITY; NON-SOLICITATION................................................    10
     SECTION 6.1           Confidentiality..................................................................    10
     SECTION 6.2           Non-Solicitation.................................................................    11

ARTICLE VII                WARRANTY; LIMITATION OF LIABILITY................................................    11
     SECTION 7.1           Seller's Warranty................................................................    11
     SECTION 7.2           Disclaimer.......................................................................    11
     SECTION 7.3           Defective Products...............................................................    12
     SECTION 7.4           Indemnification..................................................................    12

                                       i

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                                Table of Contents
                                   (continued)

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     SECTION 7.5           Limitation of Liability..........................................................    13
     SECTION 7.6           Recalls..........................................................................    13
     SECTION 7.7           Insurance........................................................................    13

ARTICLE VIII               TERM; TERMINATION................................................................    14
     SECTION 8.1           Term of Agreement................................................................    14
     SECTION 8.2           Termination by Either Party......................................................    14
     SECTION 8.3           Termination by Seller............................................................    14
     SECTION 8.4           Rights Upon Termination..........................................................    14

ARTICLE IX                 MISCELLANEOUS....................................................................    15
     SECTION 9.1           Assignment.......................................................................    15
     SECTION 9.2           Force Majeure....................................................................    15
     SECTION 9.3           Entire Agreement; Amendments; Modification.......................................    16
     SECTION 9.4           Applicable Law...................................................................    16
     SECTION 9.5           Arbitration......................................................................    16
     SECTION 9.6           Independent Contractor...........................................................    16
     SECTION 9.7           Set-Off..........................................................................    16
     SECTION 9.8           Waivers..........................................................................    17
     SECTION 9.9           Notices..........................................................................    17
     SECTION 9.10          Headings.........................................................................    17
     SECTION 9.11          Severability.....................................................................    17
     SECTION 9.12          Counterparts.....................................................................    18

Schedule 1        Specifications

Exhibit 3.1       Initial Forecast
Exhibit 3.6       Purchase Orders
Exhibit 3.8       Certificate of Analysis

         This SUPPLY AGREEMENT is made as of June 17, 2003 (the "Effective Date"), by and between Nastech Pharmaceutical Company, Inc., a Delaware corporation ("Seller"), and Questcor Pharmaceuticals, Inc., a California corporation ("Buyer").

         WHEREAS, Seller is engaged, among other things, in the development, production, marketing, distribution and sale of an intranasal cyanocobalamin formulation having the brand name NASCOBAL(R); and

         WHEREAS, Seller and Buyer are executing simultaneously herewith that certain Asset Purchase Agreement, of even date herewith (the "Asset Purchase Agreement"), pursuant to which Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in, to and under certain assets relating to or respecting the NASCOBAL(R) brand products as therein provided; and

         WHEREAS, Seller continues to have the manufacturing facilities, capacity, know-how and expertise to produce the NASCOBAL(R) brand products; and

         WHEREAS, subject to the terms, conditions, commitments and undertakings herein provided, Seller is willing to manufacture and sell such products to Buyer, and Buyer desires to purchase such products from Seller, in such quantities as Buyer shall request, subject to the terms and conditions of this Agreement; and

         WHEREAS, it is a condition of Seller's willingness to consummate the transactions contemplated by the Asset Purchase Agreement that Buyer undertake its commitments as herein provided;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Article I:

         "Act" has the meaning set forth in Section 7.1 of this Agreement.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the definition of Affiliate, the term "control" (including the terms "controlling" and "controlled") means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership or voting securities, by contract or otherwise.

         "Agreement" means this Supply Agreement, as amended from time to time in accordance with the provisions hereof.

         "Annual QA/QC Increase" has the meaning set forth in Section 3.8 of this Agreement.

         "Annual QA/QC Payment" has the meaning set forth in Section 3.8 of this Agreement.

         "API" means the active pharmaceutical ingredient contained in the Product.

         "Asset Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

         "Artwork" has the meaning set forth in Section 5.1 of this Agreement.

         "Buyer" has the meaning set forth in the preamble of this Agreement.

         "Buyer's Warranty" has the meaning set forth in Section 7.2 of this Agreement.

         "Calendar Year" means each twelve (12) month period commencing on January 1 and ending on December 31.

         "cGMP" means all laws, guidelines and regulations applicable to the manufacture of Product including the current Good Manufacturing Practice regulations as promulgated under the Act at 21 CFR (Chapters 210, 211, 600 and 610), as the same may be amended or re-enacted from time to time.

         "Confidential Information" means information concerning the business, methods, products, strategies, operations, prospects, systems, plans, policies, relationships with customers, suppliers, distributors and other agents, and other sensitive, non-public information of either Party or its Affiliates. The term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Party subject to the obligation of confidentiality with respect to such information (the "Receiving Party"), or the representatives or Affiliates of such Party, in breach of this Agreement, the Confidentiality Agreement or any other confidentiality agreement, or any fiduciary duty or other obligation of secrecy in favor of the other Party and/or its Affiliates; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the other Party or its representatives or Affiliates, provided, that the Receiving Party believes that such source is not bound by a confidentiality agreement with, and does not have a fiduciary duty or any other obligation of secrecy to other Party or another Person with respect to such information; (iii) was rightfully in the possession of the Receiving Party or any of its Affiliates prior to receipt from the other Party or its representatives or Affiliates, other than through prior disclosure by any of them; or (iv) is discovered or developed by the Receiving Party or any of its Affiliates independently of any use of the other Party's Confidential Information.

         "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of March 14, 2003, between Buyer and Seller.

         "Delivery Range" has the meaning set forth in Section 3.3 of this Agreement.

         "Effective Date" has the meaning set forth in the preamble of this Agreement.

         "FDA" means the United States Food and Drug Administration or any successor agency or entity thereto.

         "Firm Order" has the meaning set forth in Section 3.2 of this Agreement.

         "Force Majeure Event" has the meaning set forth in Section 9.2 of this Agreement.

         "Gel Product" means any product in gel form developed by Seller, existing as of the date hereof, that contains cyanocobalamin as an active ingredient formulated for intranasal delivery.

         "Governmental Entity" means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign, including, without limitation, any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Indemnified Party" has the meaning set forth in Section 7.4 of this Agreement.

         "Indemnifying Party" has the meaning set forth in Section 7.4 of this Agreement.

         "Losses" has the meaning set forth in Section 7.4 of this Agreement.

         "NDA" shall mean (i) with respect to the Gel Product, the New Drug Application, No. 19-722, relating to the Product in gel form, and approved by the FDA on November 5, 1996, and (ii) with respect to the Spray Product, that certain new drug application to be filed by or on behalf of Seller with the FDA for the spray formulation of the Product used in the Phase III bioequivalency study completed and reported upon in December 2002.

         "NDC" shall mean a National Drug Code for the Product.

         "Party" or "Parties" means Seller or Buyer or both, as the context requires.

         "Permitted Purposes" has the meaning set forth in Section 6.1 of this Agreement.

         "Person" means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity any other legal entity.

         "Product" means the Gel Product and, upon approval by the FDA of the NDA for the Spray Product, the Spray Product.

         "Purchase Order" has the meaning set forth in Section 3.6 of this Agreement.

         "Purchase Price" means, for the Gel Product or the Spray Product, as the case may be, [ * ] per Unit of such Product, to be adjusted beginning with the Calendar Year commencing January 1, 2004 (i) annually, immediately following release of the Producer Price Index - Pharmaceutical Preparations (code PCU
2834), as published in the U.S. Department of Labor, Bureau of Labor Statistics, to increase the fixed direct labor costs of [ * ] included in the cost per Unit of Product by the product of (x) [ * ] and (y) the cumulative percentage increase in

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

such index between the most recent Calendar Year for which such data is available and the Calendar Year commencing January 1, 2002 and ending December 31, 2002 (the "Direct Labor Cost Increase"); and (ii) upon receipt of each Purchase Order, by the amount of any increases in the per Unit cost to Seller of the raw materials included in the subject Units over the cost of those applicable to the raw materials included in the Units produced in Seller's last production run immediately preceding the Effective Date. For the avoidance of doubt, the Parties agree that in no event shall the Purchase Price be adjusted to reflect any decreases in either (x) the direct labor costs included in the cost per Unit of Product or (y) the cost of raw materials included in the subject Units.

         "Recall" has the meaning set forth in Section 7.6 of this Agreement.

         "Remaining Products" has the meaning set forth in Section 3.5 of this Agreement.

         "Seller" has the meaning set forth in the preamble of this Agreement.

         "Seller Employee" has the meaning set forth in Section 6.2 of this Agreement.

         "Seller's Non-Infringement Warranty" has the meaning set forth in
Section 7.1 of this Agreement.

         "Seller's Product Warranty" has the meaning set forth in Section 7.1 of this Agreement.

         "Specifications" means the specifications and quality assurance and other testing for the Product attached hereto as Schedule 1.

         "Spray Product" means any product in spray form developed by Seller as of the date of approval of that certain new drug application to be filed by or on behalf of Seller with the FDA for the spray formulation of the Product used in the Phase III bioequivalency study completed and reported upon in December 2002 that contains cyanocobalamin as an active ingredient formulated for intranasal delivery.

         "Substitute Manufacturer" has the meaning set forth in Section 2.1 of this Agreement.

         "Term" has the meaning set forth in Section 8.1 of this Agreement.

         "Unit" means, in the case of the Gel Product, one vial of Nascobal (Cyanocobalamin, NDC 57459-1002-1, or such other NDC established by Buyer for the Gel Product) Gel in final approved packaging suitable for commercial sale available as a metered dose in 5 mL glass bottles containing 2.3 mL of gel and, in the case of the Spray Product, one vial of Nascobal (Cyanocobalamin, NDC 57459-1002-2, or such other NDC established by Buyer for the Spray Product) Spray in final approved packaging suitable for commercial sale available as a metered dose in 3 mL glass bottles containing 2.3 mL of spray solution.

         The terms "herein", "hereof", "hereunder" and like terms, unless otherwise specified, shall be deemed to refer to this Agreement in its entirety and shall not be limited to any particular section or provision hereof. The term "including" as used herein shall be deemed to mean "including, but not limited to." The term "days" shall refer to calendar days unless specified otherwise. References herein to "Articles", "Sections" and "Exhibits" shall be deemed to mean Articles, Sections of and Exhibits to this Agreement unless otherwise specified. All monetary amounts referenced with a "$" symbol shall refer to U.S. dollars.

                                   ARTICLE II
                          PURCHASE AND SALE OF PRODUCTS

         SECTION 2.1 Agreement to Purchase and Sell Products. (a) During the Term, and subject to the terms and conditions of this Agreement, Seller shall manufacture and sell to Buyer, and Buyer shall purchase from Seller, all of Buyer's requirements for the Product. Buyer shall not itself manufacture the Product or otherwise obtain it from any third party, except as provided herein. If and to the extent (but only to the extent) that (i) Seller is unable or has indicated that it does not have the capacity during any specified period to manufacture and deliver the Product in the amount reflected under any Firm Order, or (ii) Seller shall have terminated this Agreement pursuant to Section 8.3, Buyer shall be permitted to purchase only those quantities of the Product that Seller is unable to manufacture from Persons other than Seller (a "Substitute Manufacturer"), or itself to manufacture such quantities of the Product; provided, however, that in no event shall such Substitute Manufacturer be any Person who is primarily engaged in the business of researching and developing or manufacturing intranasally delivered products. Seller shall use its commercially reasonable efforts to assist and cooperate with Buyer in qualifying the Substitute Manufacturer as a manufacturer of the Product, subject to any agreements as are customarily agreed to between similarly situated parties, including such Substitute Manufacturer's agreement to the benefit of Seller to maintain the confidentiality of any information received by it in connection with the manufacture of the Product and the fulfillment of its obligations as contemplated hereunder and to use such information solely for the purposes of manufacturing the Product and otherwise fulfilling its obligations as contemplated hereunder.

         (b) The Product to be sold to Buyer pursuant to this Agreement shall be manufactured by Seller or an Affiliate of Seller in a cGMP compliant facility licensed by the FDA for manufacturing the Product and under the requirements included in the NDA. Seller may subcontract the manufacture of the Product or the manufacture of any component of the Product to a manufacturer that is not an Affiliate of Seller with Buyer's prior written consent, which consent shall not be unreasonably withheld. Seller shall remain responsible for the performance of all subcontractors, to the extent permitted hereunder, with the terms and conditions of this Agreement.

                                  ARTICLE III
               FORECASTS AND VOLUME LIMITATIONS; CERTAIN COVENANTS

         SECTION 3.1 Forecasts. Buyer's initial twelve (12) month rolling forecast of its requirements by month of the Gel Product is set forth in Exhibit
3.1 hereto. Buyer shall on the first day of each calendar month during the Term beginning the first calendar month following the Effective Date provide a twelve
(12) month rolling forecast (commencing with the immediately following month) of the quantity of Product which Buyer expects to require from Seller during each of the next twelve (12) months.

         SECTION 3.2 Firm Orders. From time to time, Buyer shall submit to Seller a firm order (the "Firm Order") indicating the quantities of Product Buyer desires to purchase from Seller pursuant to such Firm Order. Buyer (i) must deliver each Firm Order to Seller at least ninety (90) days prior to the first delivery date requested in such Firm Order and (ii) may amend any Firm Order hereunder by written notice to Seller at any time before the day that is sixty (60) days prior to such first delivery date requested. Firm Orders may include the Spray Product only after FDA approval of the Spray Product for commercial use and sale.

         SECTION 3.3 Delivery Obligations. As to each Firm Order, Seller shall be obligated to deliver to Buyer Product constituting between ninety percent (90%) and one hundred and ten percent (110%) of such Firm Order (the "Delivery Range"), and Buyer agrees that any delivery of Product within the Delivery Range shall constitute full and complete compliance by Seller of its delivery obligations under such Firm Order. Buyer further agrees that any Product produced by Seller pursuant to a Firm Order and subsequently used by Seller for reasonable and customary pharmacovigilence, quality assurance or quality control purposes, in connection with Seller's marketed products stability program only, pursuant to Section 3.8 of this Agreement shall be deemed to have been delivered by Seller in compliance with its delivery obligations under such Firm Order. Seller shall notify Buyer from time to time of the amount of Product used by Seller for such pharmacovigilence, quality assurance or quality control purposes.

         SECTION 3.4 Firm Order Quantities. Buyer agrees that the amount of all Firm Orders shall be in lots of [ * ] Units of Spray Product or [ * ] Units of Gel Product.

         SECTION 3.5 Manufacturing Delays. In the event that Seller encounters any manufacturing delays of Product with respect to any Firm Order, Seller shall immediately notify Buyer of such delay, which notice shall set forth in reasonable detail the nature of such delay, and shall deliver to Buyer in accordance with the delivery schedule set forth in the Purchase Order any and all Products produced by Seller for such order that was not affected by such manufacturing delay. If the Products so delivered by Seller shall be less than ninety percent (90%) of such Firm Order, Seller shall have a period, not to exceed thirty (30) days from the date of delivery provided for in the applicable Firm Order, in which to produce and deliver the remaining Products that were to have been delivered on such date (the "Remaining Products"). Buyer agrees that any delivery of the Remaining Products in conformity with the requirements of this Section 3.5 shall constitute full and complete compliance by Seller of its delivery obligations under such Firm Order.

         SECTION 3.6 Orders. Firm Orders shall be made through the issuance by Buyer to Seller of duly executed purchase orders, substantially in the form attached hereto as Exhibit 3.6 (each, a "Purchase Order").

         SECTION 3.7 Shelf Life. Seller shall use its commercially reasonable efforts to manufacture the Product such that it has a minimum 21-month shelf life upon delivery to Buyer.

         SECTION 3.8 Quality Assurance; Quality Control. Seller shall maintain the existing pharmacovigilence, quality assurance and quality control studies for the Product, including stability testing, in a manner consistent with past practice. Seller shall remain responsible for all sampling and testing of the Product to assure that the Product is in conformity in all respects with

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the Specifications. Prior to each shipment of Product, Seller shall provide Buyer a certificate of analysis, substantially in the form attached hereto as
Exhibit 3.8, attesting to the quality of each batch contained within the shipment, including review and approval by the appropriate quality unit of all batch production and control records. To cover expenses incurred by Seller in connection with such efforts, Buyer agrees to pay to Seller (i) for each Calendar Year during the Term of this Agreement, [ * ] (the "Annual QA/QC Payment"), which payment shall be made no later than the tenth day following the commencement of each such Calendar Year; (ii) for the period commencing the Effective Date until December 31, 2003, a pro rata portion of the Annual QA/QC Payment, based on a calendar year of 365 days, which payment shall be made no later than the tenth day following the Effective Date; and (iii) for the period commencing January 1, 2008 through the scheduled expiration of the Agreement, a pro rata portion of the Annual QA/QC Payment, based on a calendar year of 365 days, which payment shall be made no later than January 10, 2008. The Annual QA/QC Payment shall be adjusted annually, beginning with the Calendar Year commencing January 1, 2004, immediately following release of the Producer Price Index - Pharmaceutical Preparations (code PCU 2834), as published in the U.S. Department of Labor, Bureau of Labor Statistics, to increase the Annual QA/QC Payment by the product of (x) [ * ] and (y) the cumulative percentage increase in such index between the most recent Calendar Year for which such data is available and the Calendar Year commencing January 1, 2002 and ending December 31, 2002 (the "Annual QA/QC Increase"). Following adjustment of the Annual QA/QC Payment, Buyer shall promptly pay to Seller the Annual QA/QC Increase.

         SECTION 3.9 Buyer's Technical Representative. During the term of this Agreement, upon thirty (30) days' prior written notice to Seller, Buyer shall have the right to have one or more technical representatives present in the area of where the Product is being manufactured to (i) review the manufacture of the Product; (ii) review any relevant records in connection with such manufacturing of the Product and assess its compliance with cGMP and the Specifications; and
(iii) discuss any related issues with Seller's management personnel. Buyer's technical representatives, when on-site at Seller's facilities, shall comply with Seller's rules and regulations.

         SECTION 3.10 Communications Regarding Product. Seller agrees to advise Buyer promptly of any proposed inspection of the Product or manufacturing process or procedures by any governmental agency or authority and will, to the extent practicable, permit Buyer to be present during any such inspection. Seller also agree to provide copies of any other written communication it receives from any governmental agency or authority relating to the Product, and to the extent permissible, Seller agrees to give Buyer an opportunity to comment and contribute to the preparation of any responsive communications.

         SECTION 3.11 Product Modification. Seller shall not make any modifications to the Product or the manufacturing process for the Product, including, without limitation, changes to Product specifications, labeling, API, raw materials, components, suppliers, testing methods and third party testing laboratories, without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Seller shall be allowed to change the outer carton of the Product from a plastic carton to a cardboard carton, provided such change meets all applicable regulatory requirements.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         SECTION 3.12 Order Quantities. Buyer agrees to use its good faith efforts to cooperate with Seller to establish the timing of the delivery of the Products requested by Buyer pursuant to Purchase Orders. If at any time Buyer proposes to submit a Purchase Order that would require delivery of greater than [ * ] Units of Product, in the aggregate, Buyer shall provide to Seller market data, including wholesaler data, and such other data as Seller may reasonably request to show that market demand for the Product exceeds [ * ] Units for the period covered by the Purchase Order.

                                   ARTICLE IV
                              SHIPMENT AND PAYMENT

         SECTION 4.1 Shipment. Seller shall use best efforts to deliver the Product to Buyer within sixty (60) days of receipt of Buyer's Purchase Order. The terms of delivery for the Products shall be F.C.A. (Incoterms 2000) Buyer, to the destination designated by Buyer in its Purchase Order, unless otherwise agreed by the Parties. Buyer shall reimburse Seller for Seller's out-of-pocket expenses for freight, handling, insurance, duty, customs, and any other charges associated with the shipment and importation of the Products. Title and risk of loss to all Products sold hereunder shall pass to Buyer upon delivery to the common carrier for delivery.

         SECTION 4.2 Prices. The price for Product purchased and sold pursuant to this Agreement shall be the Purchase Price.

         SECTION 4.3 Manner of Payments. With respect to each Purchase Order, Seller shall invoice Buyer upon shipment of the Units under such Purchase Order. The invoice shall be for the full price of the Units actually produced in respect of such Purchase Order. Each such invoice shall set forth in reasonable detail the basis for the calculation of the amounts shown to be owed thereon. Each such invoice may also set forth the amount of any Direct Labor Cost Increase owed by Buyer to Seller. Buyer shall pay to Seller each such invoice within thirty (30) days of receipt of the Product by the Buyer.

         SECTION 4.4 Taxes. Buyer shall be responsible for any and all taxes due or payable on any sums paid to Seller under this Agreement other than taxes on Seller's net income.

         SECTION 4.5 Interest on Late Payments. Subject to Section 4.6, if Buyer fails to make timely payment of any undisputed amounts due under this Agreement, Buyer shall pay to Seller (or its designee), on demand, interest at the rate of one percent (1.0%) per month, or if such rate exceeds the maximum permitted by law, the next highest rate permitted by law. Interest shall be assessed from the first day after payment of the amount in question first became due, and thereafter calculated and payable monthly on the last day of each month, not in advance.

         SECTION 4.6 Disputes as to Payments. To the extent that Buyer disputes any portion of the payments that Buyer is required to pay under this Agreement, Buyer shall promptly so notify Seller in writing, which notice shall set forth in reasonable detail the amounts in dispute and the nature of such dispute. Each party agrees to use its commercially reasonable efforts to resolve any such dispute. Buyer shall promptly, but in no event later than five (5) days, following resolution of such dispute pay to Seller any amounts determined by the parties to be due Seller.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, Buyer shall pay to Seller all amounts then due Seller which are not in dispute.

         SECTION 4.7 No Excuse. Neither Party shall be excused from or relieved of its obligations owed to the other Party under this Agreement by commercial or other impracticability or impossibility, or frustration of essential purpose.

                                    ARTICLE V
                             ARTWORK AND TRADEMARKS

         SECTION 5.1 Artwork. Buyer shall provide approved specifications for labeling and packaging and approved artwork, trade dress, advertising and packaging information (collectively "Artwork") to be used by Seller on the Product supplied hereunder. Artwork shall be considered a part of the Specifications.

         SECTION 5.2 Use of Name. Buyer may on all packages of the Product and literature referring to the Product, identify Seller as the supplier of Product supplied or to be supplied by Seller in a fair manner, reasonably acceptable to Seller, which acceptance shall not be unreasonably withheld. Buyer may also use Seller's name in promoting, marketing and selling the Product; provided, however, that the particular reference to Seller's name in any promotional material shall be subject to Seller's prior review and written consent, which consent shall not be unreasonably withheld; and, provided, further, that all costs associated with such promotional material shall be borne exclusively by Buyer. All samples of the Product shall be clearly marked "For Sample Use Only."

                                   ARTICLE VI
                        CONFIDENTIALITY; NON-SOLICITATION

         SECTION 6.1 Confidentiality. (a) Each Party acknowledges that Confidential Information of the other Party and/or its Affiliates from time to time may be furnished to the other Party and/or its Affiliates in connection with the exercise by the Parties of their respective rights and the fulfillment of their respective obligations under this Agreement. Each Party acknowledges that its access to the Confidential Information of the other Party is being granted solely for the purpose of exercising its rights and performing its obligations under this Agreement or the Asset Purchase Agreement (the "Permitted Purposes") and for no other purposes. Notwithstanding the foregoing, either Party may disclose the Confidential Information of the other Party upon reasonable prior written notice to the other Party, to the extent required by law, regulation, judicial or administrative process, including any reporting requirements of the Securities and Exchange Commission.

         (b) Each Party agrees that its use of the Confidential Information of the other Party will be solely for the Permitted Purposes and that such information will be kept confidential and disclosed to no other Person, except that the Confidential Information may be disclosed to such representatives and Affiliates of the first Party who need to know such information in furtherance of effecting the Permitted Purposes, who have been informed of the confidential nature of such information and who have been directed, and who shall have agreed, to treat such information confidentially and to use such information only for the Permitted Purposes.

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         (c) Each Party shall be entitled to obtain, without posting any bond and without proof of actual damages, a restraining order, injunction, specific performance or other form of equitable or extraordinary relief for breach of the provisions of this Section 6.1 by the other Party, in addition to all other remedies available at law or in equity. The Parties further agree that no failure or delay by a Party in exercising any right, power or privilege under this Section 6.1 will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Section 6.1.

         SECTION 6.2 Non-Solicitation. During the period commencing the Effective Date and continuing for twelve (12) months thereafter, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, attempt or endeavor to solicit or entice away any former, current or future director, officer, partner, principal, employee, agent, representative or consultant of Seller or its Affiliates (each, a "Seller Employee") without the prior written consent of Seller, nor shall Buyer, directly or indirectly, employ or aid or assist in or procure the employment by any other Person of any Seller Employee during such period without the prior written consent of Seller. This Section 6.2 shall not prohibit recruiting or general solicitations through the media that is not directed specifically at the Seller Employees.

                                  ARTICLE VII
                        WARRANTY; LIMITATION OF LIABILITY

         SECTION 7.1 Seller's Warranty. Seller warrants to Buyer that at the time of shipment to Buyer (a) the Products shall: (i) conform to the Specifications; (ii) be free from material defects; (iii) be manufactured in accordance with cGMPs, and all other applicable laws and regulations, including, but not limited to, all other requirements of the FDA; (iv) have been stored and distributed in conformity with all applicable cGMP requirements and with the Specifications, including storage conditions and applicable rules and regulations relating to the environment and health and safety; and (v) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended, or the regulations issued thereunder (collectively, the "Act"), or any similar law of any other applicable jurisdiction ((i) through
(v) being referred to collectively as the "Seller's Product Warranty"). Seller also represents and warrants to Buyer that the Product, as manufactured by Seller as of the date hereof, shall be manufactured in a manner that does not infringe any third party's intellectual property rights (the "Seller's Non-Infringement Warranty").

         SECTION 7.2 Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE EXPRESSED OR IMPLIED, IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WHETHER WRITTEN OR ORAL, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, IN RESPECT OF THE PRODUCTS OR ANY OTHER SUBJECT MATTER WHATSOEVER, INCLUDING ANY REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT, VALUE, ADEQUACY, FREEDOM FROM FAULT, QUALITY, EFFICIENCY, SUITABILITY, USEFULNESS, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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         SECTION 7.3 Defective Products. (a) Claims by Buyer relating to a breach of the Seller's Product Warranty must be made prior to the expiration date of the Product and in no event later than thirty (30) days after the date of discovery of the alleged breach and must be in writing, specifying in reasonable detail the nature and basis of the claim and citing relevant control or lot numbers or other information to enable identification of the Product in question, including samples of the Product as to which the claim is made. Other than claims arising as a result of Seller's gross negligence or willful misconduct, subject to Section 7.4, Seller's sole and exclusive liability to Buyer for any such claim that is substantiated shall be limited to a refund for the price of the related Products plus any related reimbursed shipping costs or, at Buyer's option, replacement thereof with the Product that complies with the Seller's Product Warranty.

         (b) If Seller does not agree with Buyer's determination that any batch of the Product fails to comply with the Seller's Product Warranty, Seller may submit the rejected batch of the Product to a third party testing laboratory mutually acceptable to Buyer and Seller, which laboratory shall determine whether such Product complies with the Seller's Product Warranty. The parties agree that such testing laboratory's determination shall be final and the costs of such testing will be paid by the non-prevailing party.

         (c) Each Party shall notify the other Party in writing promptly and in any event within five (5) days of receiving any customer complaints and reported defects relating to the Product.

         (d) Any notifications to either Party pursuant to this Section 7.3 shall be subject to the confidentiality provisions of Article VI above.

         SECTION 7.4 Indemnification. (a) Subject to Section 7.5, Seller shall indemnify and hold Buyer and its Affiliates harmless from and against any losses, costs, damages, fees or expenses (including, without limitation, reasonable attorney's fees and expenses and reasonable expenses of investigation in connection with any action, suit or proceeding) (collectively, "Losses") arising out of any third party claim resulting from Seller's breach of Seller's Non-Infringement Warranty or Seller's Product Warranty. Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Losses arising out of any third party claim resulting from any claim relating to the Products other than those for which Seller is obligated to indemnify Buyer pursuant to this Section 7.4.

         (b) Any Party seeking indemnification pursuant to this Section 7.4 (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") of the claim as to which indemnification is sought, shall afford the Indemnifying Party, at the Indemnifying Party's sole expense, the opportunity to defend or settle the claim (in which case the Indemnifying Party shall not be responsible for the attorneys' fees of the Indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the Indemnifying Party in the investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the Indemnified Party shall require the written approval of such Indemnified Party, which approval shall not be unreasonably withheld; and provided, further that an Indemnified Party shall not settle any such claim without the written approval of the Indemnifying Party, which approval shall not be unreasonably withheld.

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         (c) The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part.

         SECTION 7.5 Limitation of Liability. (a) Neither Party shall be liable to the other Party for loss of profits or consequential, indirect, special, punitive or other similar damages arising out of any breach of this Agreement.

         (b) Except for obligations arising under Section 7.4 or as a result of a breach by either Party of Section 6.1 hereof, in no event shall either Party be liable to the other Party for any amounts in excess of the amounts actually paid to Seller under this Agreement during the preceding twelve (12) month period or $175,000, whichever is less. Other than claims arising as a result of gross negligence or willful misconduct, neither Party shall be liable to the other Party under Section 7.4 of this Agreement for amounts in excess of the insurance recovery available in respect of the subject third-party claim under the policy maintained by the indemnifying party in accordance with Section 7.7 of this Agreement.

         SECTION 7.6 Recalls. Buyer shall be the sole Party that may initiate a recall, field alert, Product withdrawal or field correction (collectively "Recall"), unless otherwise required by applicable laws. In the event Buyer believes a Recall is necessary for any Product, Buyer shall notify Seller of such Recall, and Seller shall provide all necessary cooperation and assistance to Buyer. Seller shall bear the cost of any Recall if such Recall is a result of Seller's breach of its obligations under this Agreement, including any of Seller's Product Warranty or Seller's Non-Infringement Warranty; otherwise, Buyer shall be responsible for the cost of any Recall.

         SECTION 7.7 Insurance. (a) Buyer represents that it has, and will maintain in effect during the Term and for two (2) years thereafter commercial insurance coverage (including products liability insurance) with limits of not less than $5,000,000 per occurrence, and $5,000,000 in the aggregate. Buyer shall obtain a vendor's endorsement under such insurance coverage naming Seller as an additional insured, and shall obtain a waiver of subrogation under such coverage with respect to Seller. Buyer shall furnish Seller with a certificate(s) evidencing such insurance, which certificate(s) shall contain a provision requiring the insurance carrier to give Seller at least thirty (30) days prior written notice of any cancellation or material change in such insurance.

         (b) Seller represents that it has, and will maintain in effect during the Term and for two (2) years thereafter commercial insurance coverage (including products liability insurance) with limits of not less than $5,000,000 per occurrence, and $5,000,000 in the aggregate. Seller shall obtain a vendor's endorsement under such insurance coverage naming Buyer as an additional insured, and shall obtain a waiver of subrogation under such coverage with respect to Buyer. Seller shall furnish Buyer with a certificate(s) evidencing such insurance, which certificate(s) shall contain a provision requiring the insurance carrier to give Buyer at least thirty (30) days prior written notice of any cancellation or material change in such insurance.

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                                  ARTICLE VIII
                                TERM; TERMINATION

         SECTION 8.1 Term of Agreement. Unless terminated sooner pursuant to the terms hereof, this Agreement shall commence on the Effective Date and shall continue in effect until the fifth anniversary of the Effective Date (such period, as it may be terminated, being referred to as the "Term"). At the end of the Term, both Parties can agree in writing to renew this Agreement for additional two-year terms.

         SECTION 8.2 Termination by Either Party. Either Party may terminate this Agreement as follows:

         (a) in the event of a material breach or default of the other Party of the terms and conditions of this Agreement; provided, however, that the non-defaulting Party shall first give to the defaulting Party written notice of the proposed termination of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have forty-five (45) days to respond by curing such material breach or default. If the defaulting Party fully cures such stated material breach or default within the forty-five
(45) day period, this Agreement shall continue in full force and effect. If the defaulting Party fails to fully cure such stated material breach or default within the forty-five (45) day period, the non-defaulting Party may terminate this Agreement effective upon delivery of a written notice to the defaulting Party at any time before the breach or default is cured; or

         (b) if the other Party is adjudicated bankrupt, becomes insolvent, makes a general assignment for the benefit of creditors, or takes the benefit of any insolvency, reorganization or other relief act, or if a receiver or trustee be appointed for its property, or if any substantial part of the assets is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.

         SECTION 8.3 Termination by Seller. Seller may terminate this Agreement in the event of a material change in the requirements of the FDA or the Act that Seller reasonably believes would render Seller unable on a commercially reasonable basis to manufacture or sell the Product in conformity with the requirements of either the FDA or the Act.

         SECTION 8.4 Rights Upon Termination. (a) Following the expiration or termination of this Agreement, all further rights and obligations of the Parties under this Agreement shall cease; provided, however, that the termination or expiration of this Agreement shall not affect the rights and obligations of the Parties arising prior to such termination or expiration; and provided, further that the Parties shall not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination; and (ii) any other respective obligations under any provision of this Agreement which by its terms survive the date of such expiration or termination, including, without limitation, the provisions of Sections 6.1, 6.2, 7.4, 7.5, 7.7, 9.4 and 9.9 and this Section 8.4.

         (b) In the event Buyer terminates this Agreement pursuant to Section
8.2 of this Agreement, Seller shall provide Buyer with reasonable access to Seller's manufacturing process,

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records, approvals and personnel to assist Buyer in arranging an uninterrupted supply of finished Products or an effective and efficient manufacture site transfer from Seller to Buyer, and all information obtained by Buyer as a result of such access shall be protected as "Confidential Information" hereunder.

         (c) Except as otherwise expressly provided in this Section 8.4, no consideration or indemnity shall be payable to Buyer or Seller either for loss of profit, goodwill, creation of clientele or other like items, or for advertising costs, costs of samples or supplies, termination of employees, employees' salaries and other related items solely by virtue of termination of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that no such assignment shall relieve the assigning Party of liability for its obligations hereunder. Notwithstanding the foregoing sentence, either Party may assign or otherwise transfer this Agreement to any Affiliate; provided, that this Agreement shall be retransferred to the transferring Party if such entity ceases to be an Affiliate of such Party; and provided, that the assigning Party shall guarantee the performance of such Affiliate; and provided, further, that in no event shall Buyer assign or transfer this Agreement to any Person a material portion of whose business is engaged in the research and development or manufacturing of intranasally delivered products. Notwithstanding the foregoing, either Party may assign or transfer this Agreement without the other Party's consent to a third party that acquires all or substantially all of the transferring Party's assets or business; provided, that in no event shall Buyer assign or transfer this Agreement to any Person a material portion of whose business is engaged in the research and development or manufacturing of intranasally delivered products. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the Parties. Any purported assignment or other transfer not in compliance with this Section 9.1 shall be null and void.

         SECTION 9.2 Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation under this Agreement (other than the failure to pay any sums due and payable hereunder) if and to the extent such failure or delay is due to (i) acts of God; (ii) weather, fire or explosion;
(iii) war, acts of terror, invasion, riot or other civil unrest; (iv) governmental laws, orders, restrictions, actions, embargoes or blockages; (v) action by the FDA or any other regulatory authority which prohibits the manufacture, sale or distribution of the Products, except to the extent due to Seller's breach of its obligations hereunder; (vi) regional, national or foreign emergency; (vii) injunction, strikes, lockouts, labor trouble or other industrial disturbances beyond the control of the affected Party; (viii) shortage of adequate fuel, power, materials, or transportation facilities; or
(ix) any other event which is beyond the reasonable control of the affected Party (each, a "Force Majeure Event"); provided, however, that the Party affected shall promptly notify the other Party in writing of the Force Majeure Event and shall exert its reasonable commercial efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

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         SECTION 9.3 Entire Agreement; Amendments; Modification. This Agreement
constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, amended or modified in any manner except by instruments signed by duly authorized representatives of each of the Parties hereto. If any provision of this Agreement or the application thereof to any Party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by applicable law, achieves the purposes intended under the invalid or unenforceable provision.

         SECTION 9.4 Applicable Law. This Agreement, all sales transactions pursuant hereto, and any claim or controversy relating hereto or thereto, shall be governed by and interpreted exclusively in accordance with the internal laws of the State of California without regard to principles of conflicts of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. Each of the Parties waives any application of the United Nations Convention on Contracts for the International Sale of Goods.

         SECTION 9.5 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Bothell, Washington, pursuant to the Rules of Arbitration then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Each party shall bear its own costs and expenses, including attorney's fees incurred in any dispute, which is determined and/or settled by arbitration pursuant to this Section. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

         SECTION 9.6 Independent Contractor. Nothing contained in this Agreement shall constitute a Party as a partner, employee or agent of the other Party, nor shall any Party hold itself out as such. Neither Party shall have the right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name or on behalf of the other Party, and each Party is and shall remain an independent contractor, responsible for its own actions. Except as otherwise explicitly provided herein, each Party shall be responsible for its own expenses incidental to its performance of this Agreement.

         SECTION 9.7 Set-Off. The Parties' obligations under this Agreement shall be unconditional, except as provided in this Agreement, and shall not be subject to any defense,

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setoff, counterclaim or similar right against the other Party or any of its
Affiliates that could be asserted by the Parties or any of their Affiliates under any other contract, agreement, arrangement or understanding between the Parties or otherwise under law.

         SECTION 9.8 Waivers. No claim or right arising out of or relating to a breach of any provision of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved Party. Any failure by any Party to enforce at any time any provision under this Agreement shall not be considered a waiver of that Party's right thereafter to enforce each and every provision of this Agreement.

         SECTION 9.9 Notices. All notices and communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified mail, or delivered by a nationally recognized express courier service, or hand-delivered, addressed as follows:

         (a) If to Seller:      Nastech Pharmaceutical Company, Inc.

                                            3450 Monte Villa Parkway
                                            Bothell, Washington 98021
                                            Attention:  Chief Executive Officer
                                            Fax:  (425) 908-3650

         (b) If to Buyer:       Questcor Pharmaceuticals, Inc.

                                            3260 Whipple Road
                                            Union City, California 94587
                                            Attention:  Chief Executive Officer
                                            Fax:  (510) 400-0715

Any party may change the Persons or addresses to which any notices or other communications to it should be addressed by notifying the other parties as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three (3) days after the date of mailing as indicated on the certified mail receipt, or the next business day if delivered to an express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

         SECTION 9.10 Headings. The headings contained herein are included for convenience of reference only and do not constitute a part of this Agreement.

         SECTION 9.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable one.

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         SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature Page Follows]

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

                                    NASTECH PHARMACEUTICAL COMPANY, INC.

                                    By:    ________________________________
                                           Name:  Steven C. Quay, M.D., Ph.D.
                                           Title: President and CEO

                                           QUESTCOR PHARMACEUTICALS, INC.

                                    By:    _______________________
                                           Name:
                                           Title:

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